Filed Under Rule 424(b)(3)                             SEC File Number 333-94083

                    Prospectus Supplement Dated July 24, 2000
                                       to
          Prospectus Dated January 28, 2000, as previously supplemented

                                 DREAMLIFE, INC.

         The table set forth in the section of the Prospectus entitled "selling stockholders" is hereby supplemented to reflect the transfer, as a partnership distribution, of certain shares of common stock from FG-CYL to its partners. As a result of such distribution, the following persons became beneficial owners of common stock of dreamlife, inc.:

                                          Securities Owned Prior to Offering                Securities After Offering
                                  ----------------------------------------------------  ----------------------------------

                                                     Shares of                             Number of
                                 Shares of          Common Stock        Percent of         Shares of        Percent of
Name of Selling Stockholder     Common Stock       Offered Hereby      Common Stock       Common Stock      Common Stock
---------------------------  ------------------   ----------------   -----------------  ----------------   ---------------
William Avery                       5499                5499                *                  0                  *
B&B Investments                     2755                2755                *                  0                  *
Wiley T. Buchanan Trust             5499                5499                *                  0                  *
Lawrence Flinn Jr. Master           5499                5499                *                  0                  *
   Partnership I
Walter A. Forbes                   10999               10999                *                  0                  *
Frank Gallagi                        554                 554                *                  0                  *
Robert C. Nielsen                   2755                2755                *                  0                  *
Sun Valley Investments              5499                5499                *                  0                  *
Clayton J. Rohrbach, III            5499                5499                *                  0                  *
Stanley M. Rumbough, Jr.            5499                5499                *                  0                  *
Lawrence J. Utzig, Sr.              5499                2749                *                  0                  *
Gary C. Wendt                       2755                2755                *                  0                  *

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* Less than one percent

         The information provided in the table above with respect to the new selling stockholders has been obtained from FG-CYL and the new selling stockholders.